QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

OCCIDENTAL PETROLEUM CORPORATION
2005 LONG-TERM INCENTIVE PLAN
LONG-TERM INCENTIVE AWARD AGREEMENT
(Equity-based, Cash-settled Award)

GRANTEE:	[Name]
DATE OF GRANT:	July 16, 2008
LONG-TERM INCENTIVE UNITS:
VESTING DATE SCHEDULE:	Long-Term Incentive Units on July 15, 2009 Long-Term Incentive Units on July 15, 2010 Long-Term Incentive Units on July 15, 2011

        THIS AGREEMENT is made as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation ("Occidental" and, with its subsidiaries, the "Company"), and Grantee.

        1.     GRANT OF LONG-TERM INCENTIVE AWARD.    In accordance with this Agreement and the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the "Plan"), Occidental grants to the Grantee as of the Date of Grant, the number of Long-Term Incentive Units ("LTI Units") set forth above, subject to adjustment under the Plan and Section 6 of this Agreement. A LTI Unit represents the right to receive in cash, upon vesting, as set forth in Section 3, the Long-Term Incentive Value of one share of Occidental Common Stock, $0.20 par value (the "Common Stock"). LTI Units are not Common Stock and have no voting rights or, except as stated in Section 5, dividend rights. "Long-Term Incentive Value" means the last reported sale price of a share of Common Stock on the New York Stock Exchange Composite Transactions on the applicable scheduled Vesting Date, date of death or Change of Control event.

        2.     RESTRICTIONS ON TRANSFER.    Neither this Agreement nor any right to receive cash pursuant to this Agreement may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by the Company (if enforceable under local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to a domestic relations order, if applicable, (if approved or ratified by the Committee).

        3.     VESTING AND FORFEITURE OF LONG-TERM INCENTIVE AWARD.    (a) The Grantee must remain in the continuous employ of the Company through the applicable Vesting Date to receive payment of this award in the number of LTI Units shown for such Vesting Date. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee's employment among the Company and its affiliates or an approved leave of absence. However, if, prior to any Vesting Date, the Grantee becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, retires with the consent of the Company, or terminates employment for the convenience of the Company (each of the foregoing, a "Forfeiture Event"), then the number of unvested LTI Units will be reduced on a pro rata basis based upon the number of days remaining until the final Vesting Date following the date of the Forfeiture Event. If the Grantee terminates employment voluntarily or is terminated for cause before any Vesting Date, then this Agreement will terminate automatically on the date of the Grantee's termination and the Grantee shall forfeit the right to receive any unvested LTI Units. If the Grantee dies while in the employ of the Company before any Vesting Date, all of the unvested LTI Units will vest as of the date of death and become immediately payable.

  (b)
  If a Change in Control event occurs prior to the last scheduled Vesting Date, all unvested LTI Units shall immediately vest and become nonforfeitable unless, prior to the occurrence of the

    Change in Control event, the Committee, as provided in Section 7.1 of the Plan, determines that such event will not accelerate vesting of any of these LTI Units. Any such determination by the Committee is binding on the Grantee.

        4.     PAYMENT OF AWARDS.    Payment of the Long-Term Incentive Value for each LTI Unit, as adjusted pursuant to Sections 3 and 6 of this Agreement, will be settled in cash only. Payment will be made to the Grantee as promptly as practicable after the applicable scheduled Vesting Date, date of death or the Change in Control event, as the case may be.

        5.     CREDITING AND PAYMENT OF DIVIDEND EQUIVALENTS.    With respect to the number of LTI Units listed above, the Grantee will be credited on the books and records of Occidental with an amount (the "Dividend Equivalent") equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Stock as and when declared during the period beginning on the Date of Grant and ending, with respect to any portion of the LTI Units covered by this Agreement, on the date on which the Grantee's right to receive such portion becomes nonforfeitable, or, if earlier, the date on which the Grantee forfeits the right to receive such portion. Occidental will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee as promptly as may be practicable after the Grantee has been credited with a Dividend Equivalent.

        6.     ADJUSTMENTS.    The number of LTI Units covered by this Grant may be adjusted as the Committee determines, pursuant to Section 7.2 of the Plan, in order to prevent dilution or expansion of the Grantee's rights under this Agreement as a result of events such as stock dividends, stock splits, or other change in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment containing an explanation of the nature of the adjustment.

        7.     NO EMPLOYMENT CONTRACT.    Nothing in this Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee's employment with the Company is at will and may be terminated at any time by the Grantee or the Company.

        8.     TAXES AND WITHHOLDING.    The Grantee is responsible for any federal, state (including, as required by applicable law, the state in which the Grantee resides on the Grant Date and the states in which the Grantee resides during the vesting period), local or foreign tax, including income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to this Long-Term Incentive Award and the receipt of Dividend Equivalents. If the Company must withhold any tax in connection with granting or vesting of this Long-Term Incentive Award and the receipt of Dividend Equivalents, the Grantee by acknowledging this Agreement agrees that, so long as the Grantee is an employee of the Company for tax purposes, all or any part of any such withholding obligation shall be deducted first from the cash payable pursuant to this Long-Term Incentive Award (including Dividend Equivalents) and, if not sufficient, from the Grantee's wages or other cash compensation. The Grantee shall pay to the Company any amount that cannot be satisfied by the means previously described.

        9.     COMPLIANCE WITH LAW.    The Company will make reasonable efforts to comply with all federal, state and foreign laws applicable to awards of this type. However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.

        10.   RELATION TO OTHER BENEFITS.    The benefits received by the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, this Long-Term Incentive Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of this Long-Term Incentive Award does not create any contractual or other right to receive future grants of Long-Term Incentive Awards or benefits in lieu of Long-Term Incentive Awards, even if Grantee has a history of receiving Long-Term Incentive Awards or other cash or stock awards.

        11.   AMENDMENTS.    The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent it is applicable to this Agreement; however, no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

        12.   SEVERABILITY.    If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

        13.   ENTIRE AGREEMENT; RELATION TO PLAN; INTERPRETATION.    Except as specifically provided in this Section, this Agreement and the Attachments incorporated in this Agreement constitute the entire agreement between the Company and the Grantee with respect to this Long-Term Incentive Award. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Plan. References to Sections and Attachments are to Sections of, and Attachments incorporated in, this Agreement unless otherwise noted.

        14.   SUCCESSORS AND ASSIGNS.    Subject to Sections 2 and 3, the provisions of this Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

        15.   GOVERNING LAW.    The laws of the State of Delaware govern the interpretation, performance, and enforcement of this Agreement.

        16.   PRIVACY RIGHTS.    By accepting this Long-Term Incentive Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Long-Term Incentive Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws ("Data"). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee's country or elsewhere, and may have different data privacy laws and protections than the Grantee's country. By accepting this Agreement, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee's ability to participate in the Plan.

        17.   ELECTRONIC DELIVERY.    The Company may, in its sole discretion, decide to deliver any documents related to this Long-Term Incentive Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee's consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        18.   GRANTEE'S REPRESENTATIONS AND RELEASES.    By accepting this Long-Term Incentive Award, the Grantee acknowledges that the Grantee has read this Agreement and understands that (i) the grant of this Long-Term Incentive Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a subsidiary) to whom this Long-Term Incentive Award is granted; (ii) the Grantee's participation in the Plan is voluntary; (iii) the future amount of any cash payment pursuant to this Long-Term Incentive Award cannot be predicted and Occidental does not assume liability in the event this Long-Term Incentive Award has no value in the future; and (iv) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction.

In consideration of the grant of this Long-Term Incentive Award, no claim or entitlement to compensation or damages shall arise from termination of this Long-Term Incentive Award or diminution in value of this Long-Term Incentive Award resulting from termination of the Grantee's employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Long-Term Incentive Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

By accepting this Long-Term Incentive Award, the Grantee agrees, to extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1 and the Arbitration Provisions set out on Attachment 2, which, in each case, are incorporated in this Agreement by reference.

        19.   COMPLIANCE WITH SECTION 409A OF THE CODE.    Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that the Plan or this award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate.

OCCIDENTAL PETROLEUM CORPORATION

By:

        The undersigned Grantee hereby accepts this Long-Term Incentive Award, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Grantee

Date:

Attachment 1
General Terms of Employment

        A.    Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, "Occidental Parties"), at any time during or after the Grantee's employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in Occidental's Code of Business Conduct and other corporate policies, without first obtaining the written permission of an officer of the Company.

        B.    At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Occidental Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee's possession or control.

        C.    The Grantee will, during the Grantee's employment by the Company, comply with the provisions of Occidental's Code of Business Conduct.

        D.    Except as otherwise required by the Grantee's job or permitted by law, the Grantee will not make statements about any Occidental Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (2) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company's operations or otherwise take actions intended directly to harm any of the Occidental Parties.

        E.    All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of Occidental, its successors and assigns.

        The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

        F.     The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee's breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Long-Term Incentive Award granted pursuant to this Agreement and termination of employment.

Attachment 2
Arbitration Provisions

Any dispute arising out of or in any way related to the Grantee's employment with the Company, or the termination of that employment, will be decided exclusively by final and binding arbitration pursuant to any procedures required by applicable law. To the extent not inconsistent with applicable law, any arbitration will be submitted to American Arbitration Association ("AAA") and subject to AAA Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration. Only the following claims are excluded from this Agreement: (1) claims for workers' compensation, unemployment compensation, or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, (2) to the extent permitted by applicable law, claims for provisional remedies to maintain the status quo pending the outcome of arbitration, (3) claims based on compensation award agreements and incentive plans and (4) claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.

Any controversy regarding whether a particular dispute is subject to arbitration under this Section shall be decided by the arbitrator.

To the extent required under applicable law, the Grantee's responsibility for payment of the neutral arbitrator's fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and the Company shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the parties shall each pay their pro rata share of the neutral arbitrator's expenses and fees. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator.

The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the arbitrator will have the authority to hear and grant motions.

QuickLinks

  Exhibit 10.4